Exhibit 99.1

IMAX CORPORATION REPORTS THIRD QUARTER 2025 RESULTS

•IMAX delivers record Q3 financial results across key metrics:
◦Record third quarter Revenue of $106.7 million
◦More than 30% YoY growth in Net Income, Adjusted EBITDA(1), EPS and Adjusted EPS(1)
◦Strong profitability with Net Income Margin of 21% and Adjusted EBITDA(1) margin of 49%
◦Record quarterly cash flow of $67.5 million in Cash from Operating Activities

•Highest grossing third quarter ever for IMAX at the global box office with $368 million — up 50% YoY

•IMAX local language box office stands at $343 million through September — shattering the previous full-year record by more than 40% and counting

•System installations pacing to high-end of full year guidance (150 to 160) and signings of 142 year-to-date have eclipsed full-year 2024 (130)

•Highly promising slate ahead in the fourth quarter, with Avatar: Fire and Ash, Wicked: For Good, Zootopia 2, The Running Man, and Predator: Badlands as IMAX remains on track for $1.2 billion in global box office in 2025

NEW YORK, NY — October 23, 2025 — IMAX Corporation (NYSE: IMAX) today reported excellent financial results for the third quarter of 2025, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“IMAX is moving into a new position — building to something bigger — and our performance for the quarter and year to date demonstrate we’re breaking out and delivering at a higher level,” said Rich Gelfond, CEO of IMAX. “We continue to deliver results that exceed expectations and transcend the broader marketplace – thanks in large part to our unique, diversified global content portfolio spanning Hollywood, local language, music and more.”

“We strategically programmed our network to deliver our best third quarter in history and emphatically demonstrated our differentiation. While Domestic box office declined 11%, IMAX box office grew significantly over the same period – up 29% in the domestic market and 50% globally.”

“Our leadership with audiences is driving strong global demand for IMAX systems, with installations pacing to the high end of our 2025 guidance of 150 to 160 for the full year, and system sales already eclipsing our full-year total for 2024.”

“IMAX has never been better positioned creatively, commercially, or strategically. As successful as we’ve been in 2025, we continue to believe the best is yet to come, with no less than four massive tentpoles expected in 2026 – The Odyssey, Narnia, Dune Part Three and The Mandalorian and Grogu — for which IMAX is a central component of the filmmaking, marketing, and distribution.”

_______________
(1)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

Third Quarter Financial Highlights

	Three Months Ended September 30, (Unaudited)				Nine Months Ended September 30, (Unaudited)
In millions of U.S. Dollars, except per share data	2025	2024	YoY % Change		2025	2024	YoY % Change
Total Revenue	$106.7	$91.5	17%		$285.0	$259.5	10%

Gross Margin	$67.3	$51.0	32%		$174.0	$141.8	23%
Gross Margin (%)	63.1%	55.7%	740	bps	61.1%	54.6%	650	bps

Net Income	$22.6	$15.3	48%		$43.0	$25.8	67%
Net Income Margin (%)	21.2%	16.8%	440	bps	15.1%	10.0%	510	bps

Net Income Attributable to Common Shareholders	$20.7	$13.9	49%		$34.2	$20.8	64%
Diluted Net Income Per Share(1)	$0.37	$0.26	42%		$0.62	$0.39	59%

Total Adjusted EBITDA(2)(3)	$51.8	$38.7	34%		$127.8	$101.7	26%
Total Adjusted EBITDA Margin (%)(2)(3)	48.6%	42.3%	630	bps	44.9%	39.2%	570	bps

Adjusted Net Income(1)(2)	$26.2	$18.9	39%		$48.0	$36.5	32%
Adjusted Earnings Per Share - Diluted(1)(2)	$0.47	$0.35	34%		$0.87	$0.68	28%

Weighted average shares outstanding (in millions):
Basic	53.8	52.7	2%		53.6	52.6	2%
Diluted	55.6	54.1	3%		55.2	53.6	3%
(1)Attributable to common shareholders.
(2)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(3)Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $48.0 million and $112.7 million for the three and nine months ended September 30, 2025, respectively (2024 - $35.6 million and $90.5 million, respectively). The Company’s Credit Facility covenant is calculated on a trailing twelve-month basis.

Third Quarter Segment Results(1)

	Content Solutions			Technology Products and Services
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
3Q25	$44.8	$31.9	71%	$60.4	$34.8	58%
3Q24	30.1	16.4	55%	58.0	32.0	55%
% change	49%	94%		4%	9%

YTD25	$113.0	$77.9	69%	$166.7	$94.1	56%
YTD24	99.2	54.7	55%	152.0	81.3	54%
% change	14%	42%		10%	16%
(1)Please refer to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 for additional segment information.

Content Solutions Segment

•Content Solutions revenue of $44.8 million increased 49% year-over-year. Third quarter 2025 IMAX gross box office increased 50% year-over-year to $367.6 million, setting a new third quarter record.

•Third quarter box office growth was driven by a diverse mix of global content that resulted in IMAX delivering 4.2% of the global box office, an increase of 49% year-over-year. Highlights included:
•Over 20 Local Language titles including the breakout anime hit Demon Slayer: Infinity Castle that has become IMAX’s highest grossing title in Japan as well as our highest grossing domestic foreign language film
•Four Filmed for IMAX releases (Superman, Dongji Rescue, Fantastic Four: First Steps and A Writer’s Odyssey 2) as well as the successful bring back of F1:The Movie
•Eight alternative content titles including concert films (The Grateful Dead Movie, David Gilmour Concert and Prince Sign O’ the Times), Hollywood re-releases (Jaws, Apollo 13 and Black Swan) and live-streamed events (Dead & Company and Spinal Tap II)
•Gross margin for Content Solutions of $31.9 million increased 94% year-over-year. The Company saw significant Content Solutions margin expansion going from 55% in Q3 2024 to a record of 71% in Q3 2025, driven by the operating leverage in our business that accompanies box office growth.

Technology Products and Services Segment

•Technology Products and Services revenues and gross margin increased 4% year-over-year to $60.4 million and 9% year-over-year to $34.8 million, respectively.

•Demand for IMAX systems is growing. During the third quarter of 2025, the Company installed 38 systems and year-to-date 95 systems, an increase of 8% compared to 88 systems installed in the same period in 2024. Of the Q3 2025 installations, 17 systems were under sales arrangements, compared to 20 in the third quarter in prior year; year-to-date 43 systems have been under sales arrangements versus 35 in the prior year period.

•Commercial network growth continues with the number of IMAX locations increasing to 1,759 from 1,714 in the prior year period. The Company ended the third quarter with a backlog of 478 IMAX systems.

Operating Cash Flow and Liquidity

Net cash provided by operating activities for the nine months ended September 30, 2025 increased 65% year-over-year to $98 million, reflecting higher operating profits and improvements in working capital.

On July 14, 2025, the Company renewed and expanded its senior secured revolving credit facility, increasing the Company's borrowing capacity from $300 million to $375 million. The renewed facility includes a reduction in borrowing costs, reflecting improved market conditions and the Company's strong financial position. The facility is designed to provide IMAX with increased financial flexibility to support ongoing operational needs, network expansion, refinancing of existing debt and other general corporate purposes.

As of September 30, 2025, the Company’s available liquidity was $544 million. The Company’s liquidity included cash and cash equivalents of $143 million, $346 million in available borrowing capacity under the Company’s credit facility, and $55 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $261 million as of September 30, 2025.

In 2021, the Company issued $230 million of 0.500% Convertible Senior Notes due 2026 (“Convertible Notes”). In connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $37.2750 per share of the Company’s common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding in the third quarter of 2025 were 53.8 million and 55.6 million, respectively, compared to 52.7 million and 54.1 million in the third quarter of 2024.

For the nine months ended September 30, 2025, IMAX China repurchased 1,495,900 common shares at an average price of HKD 7.56 per share ($0.96 per share) for a total of HKD 11.3 million ($1.4 million), excluding commissions.

In June 2025, the Company’s Board of Directors approved an extension of its share repurchase program through June 30, 2027 and an increase of approximately $100 million in the Company’s share repurchase program. As of September 30, 2025, The Company’s total share repurchase authority is $500 million with approximately $251 million available under the program.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations websites, which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); filings and public conference calls and webcasts, for additional information about the Company. References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or The New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our websites by reference into this release.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its third quarter 2025 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register at: https://register-conf.media-server.com/register/BIdeefa35cbfb744abbe2b1d5d16ab7b99 and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of September 30, 2025, there were 1,829 IMAX systems (1,759 commercial multiplexes, 10 commercial destinations, 60 institutional locations) operating in 89 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX® 3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX Live®, IMAX Enhanced® and IMAX StreamSmart® are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX Corporation (the “Company”) management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. In some cases, you can identify these statements by forward-looking words such as “believe,” “continue,” “expect,” “may,” “project,” “momentum,” “on track,” “prospects,” “runway,” “will” or the negative or other variations thereon or comparable terminology. These forward-looking statements include, but are not limited to, statements regarding business and technology strategies and measures to implement strategies, statements about the Company’s belief and expectations, competitive strengths, goals, market opportunity and penetration, including opportunities in and expected growth from international markets, momentum and runway for expansion and growth of business, network, operations and technology, future capital expenditures (including the amount and nature thereof), the Company’s technological capabilities and the differentiation thereof, brand equity and brand awareness and the benefits thereof, industry prospects and consumer behavior, future industry developments, including expected releases and the timing and effects thereof, plans and references to the future success of the Company and expectations regarding its future operating, financial and technological results, including its box office guidance for 2025. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States, Canada, and China, including with respect to escalating and uncertain tariffs and other trade regulations, as well as economic and trade tensions, trade wars, and geopolitical conflicts and the effects thereof; risks related to the Company’s growth and operations in China; industry conditions in China affecting both the Company and its partners; risks related to the failure of the Company’s exhibitors being able to fulfill their contractual payment obligations; risks related to the Company’s failure to attract and retain its employee population; the performance of IMAX remastered films and other films released to the IMAX network; the signing of IMAX system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to the Company’s inability to enter into new sales and lease agreements adversely affecting revenue; risks related to the Company’s operating results and cash flow increasing the volatility of the Company’s share price; risks related to currency fluctuations and foreign exchange controls; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the failure to respond to change and advancements in technology; risks relating to consolidation among commercial exhibitors and studios; risks related to brand extensions and new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cybersecurity and data privacy; risks related to the Company’s inability to protect its intellectual property and to avoid infringing, misappropriating, or violating the intellectual property rights of others; risks associated with the Company’s use of artificial intelligence (“AI”) and exploration of additional use cases of AI; risks related to climate change; risks related to weather conditions and natural disasters that may disrupt or harm the Company’s business; risks related to the Company’s indebtedness and compliance with its debt agreements; general economic, market or business conditions; risks related to sustained inflationary pressure; risks related to political, economic and social instability; the failure to convert system backlog into revenue and cash flows; changes in laws or regulations; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company’s periodic filings with the United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K, as supplemented by those discussed in the Company’s Quarterly Report on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMAX Network and Backlog

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
System Signings(1):
Sales Arrangements	15	10	49	40
Traditional JRSA	4	6	93	71
Total IMAX System Signings	19	16	142	111

(1) System signings include new signings of 18 in Q3 2025, 81 in YTD 2025, 15 in Q3 2024 and 42 YTD 2024.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
System Installations(1):
Sales Arrangements	17	20	43	35
Hybrid JRSA	1	—	1	1
Traditional JRSA	20	29	51	52
Total IMAX System Installations	38	49	95	88

(1) System installations include new systems installations of 23 in Q3 2025, 55 in YTD 2025, 17 in Q3 2024, and 45 in YTD 2024.

	As of September 30,
	2025	2024
System Backlog:
Sales Arrangements	157	170
Hybrid JRSA	94	95
Traditional JRSA	227	207
Total System Backlog	478	472

	As of September 30,
	2025	2024
System Network:
Commercial Multiplex Systems
Sales Arrangements	854	820
Hybrid JRSA	119	129
Traditional JRSA	786	765
Total Commercial Multiplex Systems	1,759	1,714
Commercial Destination Systems	10	12
Institutional Systems	60	62
Total System Network	1,829	1,788

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2025	2024	2025	2024
Revenues
Technology sales	$19,360	$26,305	$51,726	$54,629
Image enhancement and maintenance services	61,029	46,891	162,636	149,428
Technology rentals	23,336	16,122	61,763	48,766
Finance income	2,929	2,134	8,880	6,713
	106,654	91,452	285,005	259,536
Costs and expenses applicable to revenues
Technology sales	9,454	10,605	26,029	24,594
Image enhancement and maintenance services	23,065	23,087	63,886	73,371
Technology rentals	6,864	6,741	21,041	19,736
	39,383	40,433	110,956	117,701
Gross margin	67,271	51,019	174,049	141,835
Selling, general and administrative expenses	34,219	31,466	102,983	100,287
Research and development	1,505	(265)	4,365	3,953
Amortization of intangible assets	1,906	1,544	5,446	4,208
Credit loss expense (reversal), net	596	(1,137)	287	(963)
Restructuring and other charges	—	—	843	—
Income from operations	29,045	19,411	60,125	34,350
Realized and unrealized investment gains	34	32	99	94
Retirement benefits non-service recovery (expense)	17	(109)	(186)	(323)
Interest income	557	625	2,211	1,720
Interest expense	(1,832)	(2,240)	(5,560)	(6,467)
Income before taxes	27,821	17,719	56,689	29,374
Income tax expense	(5,205)	(2,376)	(13,688)	(3,538)
Net income	22,616	15,343	43,001	25,836
Net income attributable to non-controlling interests	(1,959)	(1,447)	(8,762)	(5,083)
Net income attributable to common shareholders	$20,657	$13,896	$34,239	$20,753

Net income per share attributable to common shareholders:
Basic	$0.38	$0.26	$0.64	$0.39
Diluted	$0.37	$0.26	$0.62	$0.39

Weighted average shares outstanding (in thousands):
Basic	53,788	52,682	53,561	52,605
Diluted	55,565	54,089	55,242	53,628

Additional Disclosure:
Depreciation and amortization	$30,519	$14,900	$46,415	$48,902
Amortization of deferred financing costs	$508	$493	$1,492	$1,478

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)

	September 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$143,106	$100,592
Accounts receivable, net of allowance for credit losses	108,418	107,669
Financing receivables, net of allowance for credit losses	118,944	119,885
Variable consideration receivables, net of allowance for credit losses	83,792	82,593
Inventories	41,435	32,840
Prepaid expenses	15,054	13,121
Film assets, net of accumulated amortization	11,976	8,686
Property, plant and equipment, net of accumulated depreciation	243,836	240,133
Other assets	24,002	22,441
Deferred income tax assets, net of valuation allowance	12,728	14,499
Goodwill	52,815	52,815
Other intangible assets, net of accumulated amortization	33,467	35,124
Total assets	$889,573	$830,398
Liabilities
Accounts payable	$22,484	$19,803
Accrued and other liabilities	96,136	100,916
Deferred revenue	64,505	52,686
Revolving credit facility borrowings, net of unamortized debt issuance costs	26,477	36,356
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	230,743	229,901
Deferred income tax liabilities	12,521	12,521
Total liabilities	452,866	452,183
Commitments, contingencies and guarantees
Non-controlling interests	721	680
Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 53,798,934 issued and outstanding (December 31, 2024 — 52,946,200 issued and outstanding)	415,617	401,420
Other equity	181,998	185,268
Statutory surplus reserve	4,219	4,051
Accumulated deficit	(240,604)	(274,675)
Accumulated other comprehensive loss	(11,696)	(16,598)
Total shareholders’ equity attributable to common shareholders	349,534	299,466
Non-controlling interests	86,452	78,069
Total shareholders’ equity	435,986	377,535
Total liabilities and shareholders’ equity	$889,573	$830,398

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Nine Months Ended September 30,
	(Unaudited)
	2025	2024
Operating Activities
Net income	$43,001	$25,836
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	46,415	48,902
Amortization of deferred financing costs	1,492	1,478
Credit loss expense (reversal), net	287	(963)
Write-downs, including asset impairments	1,303	3,034
Deferred income tax expense (recovery)	734	(7,339)
Share-based and other non-cash compensation	19,050	17,261
Unrealized foreign currency exchange gain	(170)	(527)
Realized and unrealized investment gain	(99)	(94)
Changes in assets and liabilities:
Accounts receivable	(1,131)	23,001
Inventories	(8,587)	(6,181)
Film assets	(16,435)	(17,892)
Deferred revenue	11,724	(13,393)
Changes in other operating assets and liabilities	110	(13,771)
Net cash provided by operating activities	97,694	59,352
Investing Activities
Purchase of property, plant and equipment	(6,750)	(3,816)
Investment in equipment for joint revenue sharing arrangements	(24,114)	(21,728)
Acquisition of other intangible assets	(3,915)	(4,802)
Net cash used in investing activities	(34,779)	(30,346)
Financing Activities
Proceeds from revolving credit facility borrowings	85,000	55,000
Repayments of revolving credit facility borrowings	(93,000)	(32,000)
Credit facility amendment fees paid	(2,041)	—
Repayments of other borrowings	(538)	(489)
Repurchase of common shares - IMAX Corporation	—	(18,102)
Repurchase of common shares - IMAX China	(1,454)	—
Taxes withheld and paid on employee stock awards vested	(9,742)	(4,978)
Common shares issued - stock options exercised	1,394	—
Principal payment under finance lease obligations	—	(480)
Net cash used in financing activities	(20,381)	(1,049)
Effects of exchange rate changes on cash	(20)	249
Increase in cash and cash equivalents during period	42,514	28,206
Cash and cash equivalents, beginning of period	100,592	76,200
Cash and cash equivalents, end of period	$143,106	$104,406

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and segment gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

The Company has two reportable segments:

(i)Content Solutions, consists of services provided to studios and other content creators, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems to exhibition customers. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Segment Revenue and Gross Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(In thousands of U.S. dollars)	2025	2024	2025	2024
Revenue
Content Solutions	$44,832	$30,129	$113,046	$99,218
Technology Products and Services	60,420	57,971	166,652	152,019
Sub-total for reportable segments	105,252	88,100	279,698	251,237
All Other(1)	1,402	3,352	5,307	8,299
Total	$106,654	$91,452	$285,005	$259,536

Gross Margin
Content Solutions	$31,923	$16,449	$77,908	$54,686
Technology Products and Services	34,820	31,964	94,084	81,331
Sub-total for reportable segments	66,743	48,413	171,992	136,017
All Other(1)	528	2,606	2,057	5,818
Total	$67,271	$51,019	$174,049	$141,835
(1)All Other includes the results from the Company’s Streaming and Consumer Technology business, as well as other ancillary activities.

IMAX CORPORATION
NON-GAAP FINANCIAL MEASURES

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, and Adjusted EBITDA margin as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP.

A reconciliation from net income (loss) attributable to common shareholders and the associated per share amounts to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and the associated per share amounts are the most directly comparable U.S. GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Adjusted net income or loss attributable to common shareholders and adjusted net income or loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring and other charges; and (iv) employee retention credits, and as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As defined in the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance with its Credit Agreement requirements, when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding: (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Total Adjusted EBITDA is defined as EBITDA excluding: (i) share-based and other non-cash compensation expense; (ii) unrealized investment losses or gains; (iii) restructuring and other charges; and i(v) write-downs, including asset impairments and credit loss reversal. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring and other charges; and (iv) write-downs, net of recoveries, including asset impairments and credit loss expense or reversal.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA per Credit Facility is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable U.S. GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

Adjusted EBITDA per Credit Facility

	Three Months Ended (Unaudited)
(In thousands of U.S. Dollars)	September 30, 2025	September 30, 2024
Revenues	$106,654	$91,452
Reported net income	$22,616	$15,343
Add (subtract):
Income tax expense	5,205	2,376
Interest expense, net of interest income	766	1,123
Depreciation and amortization, including film asset amortization	15,611	14,900
Amortization of deferred financing costs(1)	508	493
EBITDA	$44,706	$34,235
Share-based and other non-cash compensation	6,284	5,508
Unrealized investment (gains) losses	(34)	(32)
Write-downs, including asset impairments and credit loss reversal	853	(1,025)
Total Adjusted EBITDA	$51,809	$38,686
Less: Non-controlling interest	(3,850)	(3,116)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$47,959	$35,570
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.
Adjusted EBITDA per Credit Facility

	Nine Months Ended (Unaudited)
(In thousands of U.S. Dollars)	September 30, 2025	September 30, 2024
Revenues	$285,005	$259,536
Reported net income	43,001	$25,836
Add (subtract):
Income tax expense	13,688	3,538
Interest expense, net of interest income	1,857	3,271
Depreciation and amortization, including film asset amortization	46,415	48,902
Amortization of deferred financing costs(1)	1,492	1,477
EBITDA	$106,453	$83,024
Share-based and other non-cash compensation	19,050	17,261
Unrealized investment (gains) losses	(99)	(94)
Restructuring and other charges	843	—
Write-downs, including asset impairments and credit loss reversal	1,590	1,547
Total Adjusted EBITDA	$127,837	$101,738
Less: Non-controlling interest	(15,148)	(11,201)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$112,689	$90,537
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

	Twelve Months Ended (Unaudited)
(In thousands of U.S. Dollars)	September 30, 2025(1)	September 30, 2024(1)
Revenues	$377,677	$345,554
Reported net income	$49,867	$29,147
Add (subtract):
Income tax expense	15,146	1,688
Interest expense, net of interest income	2,522	3,907
Depreciation and amortization, including film asset amortization	63,021	62,447
Amortization of deferred financing costs(2)	1,984	1,970
EBITDA	$132,540	$99,159
Share-based and other non-cash compensation	24,998	23,661
Unrealized investment gains	(132)	(123)
Transaction-related expenses	—	327
Restructuring and other charges	4,592	1,593
Write-downs, including asset impairments and credit loss reversal	3,042	2,359
Total Adjusted EBITDA	$165,040	$126,976
Less: Non-controlling interest	$(18,138)	$(13,422)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$146,902	$113,554
(1)The Senior Secured Net Leverage Ratio is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis.
(2)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

	Three Months Ended September 30, (Unaudited)
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$20,657	$0.37	$13,896	$0.26
Adjustments(1):
Share-based compensation	6,194	0.11	5,332	0.10
Unrealized investment gains	(34)	—	(32)	—
Employee retention credits	(144)	—	—	—
Tax impact on items listed above	(433)	(0.01)	(341)	(0.01)
Adjusted net income(1)	$26,240	$0.47	$18,855	$0.35

Weighted average shares outstanding (in thousands):
Basic		53,788		52,682
Diluted		55,565		54,089
(1)Reflects amounts attributable to common shareholders.

	Nine Months Ended September 30, (Unaudited)
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$34,239	$0.62	$20,753	$0.39
Adjustments(1):
Share-based compensation	18,534	0.34	16,686	0.30
Unrealized investment gains	(99)	—	(94)	—
Restructuring and other charges	843	0.01	—	—
Employee retention credits	(3,971)	(0.07)	—	—
Tax impact on items listed above	(1,521)	(0.03)	(803)	(0.01)
Adjusted net income(1)	$48,025	$0.87	$36,542	$0.68

Weighted average shares outstanding (in thousands):
Basic		53,561		52,605
Diluted		55,242		53,628
(1)Reflects amounts attributable to common shareholders.

Free Cash Flow

	Nine Months Ended
	September 30,
(In thousands of U.S. Dollars)	2025	2024
Net cash provided by operating activities	$97,694	$59,352
Purchase of property, plant and equipment	(6,750)	(3,816)
Acquisition of other intangible assets	(3,915)	(4,802)
Free cash flow before growth CAPEX(1)	87,029	50,734
Investment in equipment for joint revenue sharing arrangements	(24,114)	(21,728)
Free cash flow	$62,915	$29,006
(1)Growth CAPEX is defined as capital expenditures associated with investments in equipment for joint revenue sharing arrangements.